UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2018

RELMADA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-184881	45-5401931
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 Third Avenue, 9th Floor New York, NY	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 547-9591

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 2, 2018, Relmada Therapeutics, Inc. (the “Company”) named Ottavio V. Vitolo, M.D. a named executive officer. Dr. Vitolo is the Company’s Senior Vice President, Head of R&D and Chief Medical Officer.

Dr. Ottavio Vitolo, M.D., M.M.Sc., age 45, is a neuropsychiatrist and clinical researcher with 20 years of pre-clinical and clinical research experience both in academia and industry. His expertise includes psychiatric and neurological disorders, such as depression, schizophrenia, Alzheimer’s disease, Parkinson’s disease, and rare diseases, such as Duchenne’s muscular dystrophy, Huntington’s disease, Friedreich’s ataxia and phenylketonuria.

Prior to joining Relmada, from January 2017 to March 2018, Dr. Vitolo was Vice President of Clinical Development at Homology Medicines, Inc., a gene therapy and gene editing company, where he led the clinical development for the company lead gene therapy program and built the clinical strategy for the company portfolio.

From May 2013 to January 2017, he held positions of increasing responsibility at Pfizer Inc., overseeing studies and programs ranging from small molecules to biologics to gene therapy, first in the Neuroscience Research Unit and later in the Rare Disease Research Unit, where he served as Senior Medical Director and Head of Neuromuscular Clinical Research.

Prior to Pfizer, from July 2012 to April 2013, he was an Associate Medical Director in Discovery Research at Shire Human Genetic Therapies (HGT).

Since 2011, Dr. Vitolo has held a position as an Assistant Psychiatrist at Massachusetts General Hospital and has been an Instructor in Psychiatry at Harvard Medical School since 2009. Dr. Vitolo will continue in these positions.

Dr. Vitolo received a master of medical sciences in clinical investigation (M.M.Sc.) from Harvard Medical School, and a medical degree (M.D.), summa cum laude, in medicine and surgery from the University of Rome - La Sapienza. He trained in psychiatry at Barnes Jewish Hospital and Washington University in St. Louis Medical School and in behavioral neurology and neuropsychiatry at Brigham and Women’s Hospital and Harvard Medical School.

Compensatory Plan

Effective April 2, 2018, the Company and Dr. Vitolo entered into an offer letter (the “Employment Agreement”). Pursuant to the Employment Agreement, Dr. Vitolo is entitled to the following compensation and benefits:

●

Salary is $330,000 per year, and he may be entitled to a cash bonus in an amount to be determined by the board with a target of 40% of the base salary. Dr. Vitolo also received a signing bonus of $20,000. In the event of termination other than for cause, Dr. Vitolo will be entitled to severance equal to six months of base salary and health benefits.

●	The board granted to Dr. Vitolo an option to purchase 300,000 common shares of the Company at an exercise price equal to the closing price of the Company’s common stock on April 2, 2018.

●

Vesting Schedule. Twenty-five percent of the options of the initial grant vest on the first anniversary of the grant date and the remaining seventy-five percent of each of the options vest in equal quarterly increments of 6.25% of the initial option grant over the following three year period, subject to Dr. Vitolo’s continuing service with the Company.

●	Dr. Vitolo is also eligible to participate in the Company’s benefit plans that are generally provided for executive employees.

●

Non-Solicitation. The Employment Agreement also contains a non-solicitation provision that, among other things, provides that during the term of employment and for a period of 24 months following the cessation of employment with the Company he shall not directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt any of the foregoing, either for himself or any other person or entity.

●

Indemnification. The Company also entered in a standard Company indemnification agreement (“Indemnification Agreement”) with Dr. Vitolo where the Company agreed to indemnify him in certain situations for his role as a Company officer.

A copy of the Employment Agreement and Indemnification Agreement will be included as exhibits to the Company’s Form 10-Q for the quarter ended March 31, 2018.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 2, 2018	RELMADA THERAPEUTICS, INC.

	By:	/s/ Sergio Traversa
	Name:	Sergio Traversa
	Title:	Chief Executive Officer and Interim Chief Financial Officer

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